                                                                    Exhibit 12.1

                               THE GSI GROUP, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                             (Dollars in Thousands)

                                                      Year ended December 31,
                                         -------------------------------------------------
                                           1997      1998       1999       2000*     2001
                                         -------   -------    -------    -------   -------
Income (Loss) from continuing
     operations ......................   $14,931   $(1,183)   $(3,677)   $ 4,711   $   398
                                         =======   =======    =======    =======   =======
Add Fixed Charges:
Interest expense on borrowings and
   amortization of deferred
   financing costs ...................     6,174    12,946     14,768     14,996    14,397
Interest portion of rent expense .....     1,164       955        750        707       656
                                         -------   -------    -------    -------   -------
                                           7,338    13,901     15,518     15,703    15,053
                                         =======   =======    =======    =======   =======
Adjusted Earnings ....................    22,269    12,718     11,841     20,414    15,451
                                         =======   =======    =======    =======   =======
Ratio of Earnings to Fixed
   Charges ...........................     3.03x     0.91x      0.76x      1.30x     1.03x

     *Restated for LIFO to FIFO change in accounting principle


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